For Further Information:

—————AT THE COMPANY—————      ———AT ASHTON PARTNERS————

Larry A. Boik	Analyst Contacts:
Vice President-Finance & CFO	Katie Pyra
(847) 349-2576	(312) 553-6717
Email: lboik@amcastle.com	Email:kpyra@ashtonpartners.com

Traded: NYSE (CAS)
Member: S&P SmallCap 600 Index

FOR IMMEDIATE RELEASE

FRIDAY, MARCH 14, 2008

A. M. Castle & Co. Announces Payment of

Share-Based Compensation to Executives and Managers

FRANKLIN PARK, IL, MARCH 14th – A. M. Castle & Co. (NYSE: CAS), a global distributor of specialty metal and plastic products, value-added services and supply chain solutions, announced the distribution of approximately 500,000 shares in total to executives and managers, as payment under the Company’s 2005-2007 Long-Term Incentive Plan (the “LTIP”). The LTIP was approved by the Company Board of Directors pursuant to the Company’s 2004 Restricted Stock, Stock Option and Equity Compensation Plan and is subject to performance conditions. Information regarding the LTIP may be found in the Company’s annual proxy statement filed March 26, 2007.

The Company has reflected the impact of the incentive award in its financial reporting for the periods applicable through December 31, 2007.

About A. M. Castle & Co.

Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and plastic products and supply chain services, principally serving the producer durable equipment sector of the economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. Within its metals business, it specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Through its subsidiary, Total Plastics, Inc., the Company also distributes a broad range of value-

A. M. Castle & Co.

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added industrial plastics. Together, Castle operates over 65 locations throughout North America, Europe and Asia. Its common stock is traded on the New York Stock Exchange under the ticker symbol “CAS”.

Safe Harbor Statement / Regulation G Disclosure

This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which the Company has no control. These risk factors and additional information are included in the Company’s reports on file with the Securities Exchange Commission.

The financial statements included in this release contain a non-GAAP disclosure, EBITDA, which consists of income before provision for income taxes plus depreciation and amortization, and interest expense, less interest income. EBITDA is presented as a supplemental disclosure because this measure is widely used by the investment community for evaluation purposes and provides the reader with additional information in analyzing the Company’s operating results. EBITDA should not be considered as an alternative to net income or any other item calculated in accordance with U.S. GAAP, or as an indicator of operating performance. Our definition of EBITDA used here may differ from that used by other companies. A reconciliation of EBITDA to net income is provided per U.S. Securities and Exchange Commission requirements.